Exhibit 10.1

AMENDED AND RESTATED
INVESTMENT TECHNOLOGY GROUP, INC.

DIRECTORS’ RETAINER FEE SUBPLAN

SECTION 1.        Introduction.

This Amended and Restated Investment Technology Group, Inc. Directors’ Retainer Fee Subplan (the “Subplan”) was originally implemented by Investment Technology Group, Inc. (the “Company”) under the Investment Technology Group, Inc. Amended and Restated 1994 Stock Option and Long-term Incentive Plan and was merged with and into the Investment Technology Group, Inc. 2007 Omnibus Equity Compensation Plan (the “2007 Plan”) effective as of May 8, 2007, the terms of which are incorporated herein by reference.    Effective as of May 8, 2007, the Subplan continued in effect according to the terms set forth herein as a subplan under the 2007 Plan.  The Subplan was amended and restated as of February 7, 2008 and May 19, 2015 and is now amended and restated as set forth herein, effective August 10, 2016 (the “Effective Date”).  The purpose of the Subplan is to provide non-employee directors with an election to receive payment of their annual Board or committee retainer fees in the form of shares of Company Stock or cash or to defer payment of their annual retainer fees in the form of Deferred Share Units.  The Subplan is intended to encourage qualified individuals to accept nominations as directors of the Company and to strengthen the mutuality of interest between the nonemployee directors and the Company’s other stockholders.  The Subplan is amended and restated herein, effective for deferrals made from annual retainer fees earned for periods on or after the Effective Date.  Deferrals made from annual retainer fees earned prior to the Effective Date shall be governed by the Subplan as in effect prior to this amendment and restatement.

SECTION 2.        Definitions.

Capitalized terms used in the Subplan but not defined herein shall have the same meanings as defined in the 2007 Plan.  In addition to such terms and the terms defined in Section 1 hereof, the following terms used in the Subplan shall have the meaning set forth below.

(a) “Deferred Share Unit” means a fully vested Stock Unit entitling the holder to receive one share of Company Stock per Stock Unit in accordance with the terms of the Subplan.
(b) “Director” means a member of the Board who is not employed by the Company or any of its subsidiaries.
(c) “Subplan Benefits” means the benefits described in Sections 5 and 6 hereof.

SECTION 3.        Administration.

The Subplan shall be administered by the Committee.  The Committee shall have full authority to construe and interpret the Subplan, and any action of the Committee with respect to the Subplan shall be final, conclusive, and binding on all persons.

SECTION 4.        Cash or Stock Election.

Each Director may elect to receive his or her annual Board or committee retainer fee in the form of cash or fully vested shares of Company Stock.  In addition, each Director may elect to defer receipt of his or her annual Board or committee retainer fee in the form of Deferred Share Units as provided in Section 5 below.  If a Director elects to receive his or her annual retainer fee in the form of vested shares of Company Stock, the shares will be distributed on the date the annual retainer fee is otherwise payable in accordance with the Company’s regular retainer fee payment practices, and the amount of Company Stock distributed shall be the number of shares of Company Stock having an aggregate Fair Market Value on the payment date equal to the amount of the Director’s annual retainer fee that is otherwise payable on that date.  Fractional shares will be rounded up to the nearest whole share.  A Director’s election to receive his or her annual retainer fee in the form of cash or vested shares of Company Stock shall continue in effect until the Director notifies the Company in writing, in a manner consistent with Section 5 below, that the Director wishes to prospectively change his or her election.  If a Director fails to make any election under the Subplan, the Director’s annual retainer fee shall be paid in cash.

SECTION 5.        Deferred Share Unit Accounts.

The Company shall maintain a Deferred Share Unit account (an “Account”) for each Director who has elected to defer his or her annual retainer.  Deferred Share Units will be credited to each such Account as follows:

(a) Each Director may make an irrevocable election on or before December 31 by written notice to the Company, to defer payment of all of the compensation otherwise payable as his or her annual retainer fee for service as a Director for the following calendar year.  Notwithstanding the foregoing, a Director may make such an election within 30 days after first becoming eligible to participate in the Subplan, with respect to compensation payable after the effective date of the election.  All compensation which a Director elects to defer pursuant to this Section 5(a) shall be credited in the form of Deferred Share Units to the Director’s Account.  The number of Deferred Share Units so credited will be equal to the number of shares of Company Stock having an aggregate Fair Market Value (on the date the compensation would otherwise have been paid) equal to the amount by which the Director’s compensation was reduced pursuant to the deferral election.  Deferrals of compensation hereunder shall continue until the Director notifies the Company in writing that the Director wishes his or her compensation for the following calendar year, and succeeding periods to be paid on a current basis either in the form of cash or Company Stock.

(b) As of each date on which a cash dividend is paid on Company Stock:

(i) there shall be credited to each Account that number of Deferred Share Units (including fractional units) determined by (i) multiplying the amount of such dividend (per share) by the number of Deferred Share Units credited to such Account prior to May 19, 2015; and (ii) dividing the total so determined by the Fair Market Value of a share of Company Stock on the date of payment of such cash dividend.  The additions to a Director’s Account pursuant to this Section 5(b) shall continue until the Director’s Subplan Benefit is fully paid in accordance with Section 6 below.

(ii) a Director shall receive a cash amount determined by multiplying the amount of such dividend (per share) by the number of Deferred Share Units credited to a Director’s Account on or after May 19, 2015.

SECTION 6.        Subplan Benefits.

(a) Form.  The Subplan Benefit of a Director shall consist of shares of Company Stock equal in number to the Deferred Share Units in the Director’s Account.  Any fractional Deferred Share Units shall be rounded up to the nearest whole Deferred Share Unit.

(b)	Distribution.
(i) The Subplan Benefit of a Director shall be distributed within 30 days after the date of termination of the Director’s service on the Board.
(ii) In the case of the death of a Director, the Director’s Subplan Benefit shall be distributed within 60 days after the date of the Director’s death to the Director’s estate as beneficiary, unless the Director has requested a different distribution by written notice to the Committee.

SECTION 7.        General.

(a) Nontransferabilily.  Except as provided in Section 6(b)(ii), no payment of any Subplan Benefit of a Director shall be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily or involuntarily or by operation of law.  Any act in violation of this subsection shall be void.

(b) Compliance with Legal and Trading Requirements.  The Subplan shall be subject to all applicable laws, rules and regulations, including, but not limited to, federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

(c) Amendment.  The Committee may amend, alter, suspend, discontinue, or terminate the Subplan without the consent of stockholders of the Company or individual Directors, except that any such action will be subject to the approval of the Company’s stockholders at the next annual meeting of the stockholders having a record date after the date such action was taken if such stockholder approval is required by any federal or state law or regulation or the rules of any automated quotation system or securities exchange on which the Company Stock may be quoted or listed, or if the Committee determines in its discretion to seek such stockholder approval; provided,  however, that, without the consent of an affected Director, no amendment, alteration, suspension, discontinuation, or termination of the Subplan may impair or, in any other manner, adversely affect the rights of such Director to accrued Subplan Benefits hereunder.

(d) Unfunded Status of Awards.  The Subplan (other than Section 4 hereof) is intended to constitute an “unfunded” plan of deferred compensation.  With respect to any payments not yet made to a Director, nothing contained in the Subplan shall give any such Director any rights that are greater than those of a general creditor of the Company; provided,  however, that the Company may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Subplan to deliver cash, or other property pursuant to any award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Subplan unless the Company otherwise determines with the consent of each affected Director.

(e) Nonexclusivity of the Subplan.  The adoption of the Subplan shall not be construed as creating any limitations on the power of the Board or the Committee to adopt such other compensation arrangements as it may deem desirable, including, without limitation, the granting of Options and other awards otherwise than under the Subplan, and such arrangements may be either applicable generally or only in specific cases.

(f) Adjustments.  The adjustment provisions in Section 5(d) of the 2007 Plan are incorporated herein by reference and shall apply in the case of Company Stock and Deferred Share Units granted hereunder.

(g) No Right to Remain on the Board.  Neither the Subplan nor the crediting of Deferred Share Units under the Subplan shall be deemed to give any individual a right to remain a director of the Company or create any obligation on the part of the Board to nominate any Director for reelection by the stockholders of the Company.

(h) Section 409A .  It is intended that this Subplan and awards issued hereunder will comply with Section 409A of the Code (and any regulations and guidelines issued thereunder) to the extent the awards are subject thereto, and this Subplan and such awards shall be interpreted on a basis consistent with such intent.  All payments to be made upon a termination of service under this Subplan may only be made upon a “separation from service” under Section 409A of the Code.  In no event shall a Director, directly or indirectly, designate the calendar year of payment.  This Subplan and any award agreements issued thereunder may be amended in any respect deemed by the Committee to be necessary in order to preserve compliance with Section 409A of the Code.

(i) Governing Law.  The validity, construction, and effect of the Subplan shall be determined in accordance with the laws of the State of Delaware without giving effect to principles of conflict of laws.

(j) Titles and Headings.  The titles and headings of the Sections in the Subplan are for convenience of reference only.  In the event of any conflict, the text of the Subplan, rather than such titles or headings, shall control.

(k) Effective Date. This Subplan, as amended and restated herein shall become effective as of the Effective Date.

Amended and restated effective:	May 8, 2007
Amended and restated effective:	February 7, 2008
Amended and restated effective:	May 19, 2015
Amended and restated effective:	August 10, 2016